EXHIBIT 21.1

                              STAC SOFTWARE, INC.

                           SUBSIDIARIES OF REGISTRANT


Stac Europe, Limited, a United Kingdom limited corporation
Ou Stac Estonia, an Estonia corporation
Stac Electronics, FSC, a Barbados corporation
Stac California, Inc., a California corporation